EXHIBIT 23





             INDEPENDENT AUDITORS' CONSENT

Board of Directors
Crompton & Knowles Corporation:

We consent to incorporation by reference in the Registration Statements (No.'s 33-21246, 33-42280 and 33-67600) on Form S-8 of
Crompton & Knowles Corporation of our reports dated January 20, 1994, relating to the consolidated balance sheets of Crompton & Knowles Corporation and subsidiaries as of December 25, 1993 and December 26, 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedules for each of the fiscal years in the three-year period ended December 25, 1993, which reports appear or are incorporated by reference in the December 25,, 1993 Annual Report on Form 10-K of Crompton & Knowles Corporation. Our report refers to changes in accounting for postretirement benefits other than pensions and income taxes. We also consent to incorporation by reference in the Registration Statement (No. 33-21246) on Form S-8 of Crompton & Knowles Corporation of our report dated March 14, 1994 relating to the statements of financial condition of Crompton & Knowles Corporation Employee Stock Ownership Plan as of December 31, 1993 and 1992, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 1993, as included in Exhibit 29 of said Form 10-K.


                          /s/ KPMG Peat Marwick


Stamford, Connecticut
March 14, 1994